EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 14, 2019 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of September 30, 2019, of $49.0 million, an increase of approximately $1.1 million since June 30, 2019. Net asset value per share increased to $3.63 as of September 30, 2019 from $3.55 as of June 30, 2019. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	9/30/2019	6/30/2019	3/31/2019	12/31/2018	9/30/2018
Net assets	$49,024	$47,933	$46,552	$43,495	$46,571
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$3.63	$3.55	$3.44	$3.22	$3.45

The overall increase in net asset value during the third quarter of 2019 was principally due to an increase in the value of the Fund’s shareholding in PalletOne, Inc. (“PalletOne”). Equus holds an 18.7% fully-diluted share interest in PalletOne, Inc. (“PalletOne”) one of the nation’s largest wooden pallet manufacturers and a major supplier of treated lumber in the southeastern United States. The fair value of the Fund’s share interest in PalletOne increased from $24.5 million to $26.5 million during the third quarter of 2019, principally as a result of strong operational results during the quarter and the trailing twelve months ended September 30, 2019. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.